SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Oppenheimer Institutional Growth Fund

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):

      Two World Trade Center, New York, New York 10048-0203

TELEPHONE NUMBER (INCLUDING AREA CODE):  (212) 323-0200

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

      Andrew J. Donohue, Esq.
      Executive Vice President & General Counsel
      OppenheimerFunds, Inc.
      Two World Trade Center - Suite 3400
      New York, New York 10048-0203

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
           Yes X   No ___

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Pursuant  to the  requirements  of the  Investment  Company  Act  of  1940,  the
registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 20th day of January, 1998.

                                    Oppenheimer Institutional Growth Fund

                                        /s/ Andrew J. Donohue

                                    By:_____________________________
                                            Andrew J. Donohue, Secretary

          /s/ Robert G. Zack
Attest:______________________________
      Robert G. Zack, Assistant Secretary

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